Exhibit 99.1

IMPORTANT NOTICE REGARDING BLACKOUT PERIOD

AND POTENTIAL RESTRICTIONS ON YOUR RIGHTS TO TRADE

VECTREN CORPORATION COMMON STOCK DURING THE BLACKOUT PERIOD

To:  All Directors and Executive Officers of Vectren Corporation

From:  Chief Legal and External Affairs Officer, Vectren Corporation

Date:  December 14, 2018

The purpose of this notice is to inform you that the Vectren Corporation (“Vectren”) Retirement Savings Plan (the “Plan”) will be entering a blackout period with respect to the common stock of Vectren (the “Common Stock”) due to the pending merger (the “Merger”) of Vectren with a subsidiary of CenterPoint Energy, Inc. (“CenterPoint”). Shortly prior to closing of the Merger, (a) new investments in the Common Stock will be closed and (b) there will be a limited blackout period (not expected to last for more than three business days) during which transactions in the Common Stock in the Plan will not be permitted.

If the blackout period under the Plan were to last for a period of more than three consecutive business days, a blackout period will arise under Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR. If this blackout period occurs, Vectren will promptly notify you.

If a blackout period under Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR arises, then, under Securities and Exchange Commission (“SEC”) rules, a director or executive officer generally may not exercise stock options or trade employer securities (including derivative securities such as restricted stock units and deferred stock units) that were acquired in connection with his or her service as a director or executive officer during such a blackout period, even if held outside the Plan. Further, this restriction would apply to both direct and indirect acquisitions and dispositions of any employer securities in which you have a pecuniary interest, including trades by family members and others closely related to you. This restriction would not impact your ability to receive the merger consideration at the closing of the Merger.

All shares of Common Stock held by you will be presumed to be acquired in connection with your service as a director or executive officer, and, thus, would be subject to the trading restrictions, unless you can establish by specific identification that the shares were not acquired in connection with your service and this identification is consistent with the treatment of the shares for all other purposes related to the transaction (e.g., for tax purposes). The SEC rules provide a limited number of exemptions from the trading restrictions. Importantly, bona fide gifts are permitted during this time.

Violations of the trading restrictions will allow an issuer or a security holder acting on behalf of an issuer to bring an action to recover the profits realized by the director or executive officer. In addition, the SEC may bring an action, including civil injunction proceedings, cease-and-desist actions, civil penalties and all other remedies available to the SEC under the Exchange Act, including, in some cases, criminal penalties.

If you would like more information regarding the potential blackout period, please contact the Chief Legal and External Affairs Officer at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 47708, or (812) 491-4000.